================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                           SNYDER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

       SNC COMMON STOCK,                                  832914 10 5
   PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                           (CUSIP NUMBER)

                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X]  RULE 13D-1(C)
[ ]  RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 20 Pages


================================================================================

NY2:\872917\01\74807.0076

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                832914 10 5                            13G                                            Page 2 of 20
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 USN COLLEGE MARKETING, L.P.

                          I.R.S. IDENTIFICATION NO.                                06-1255988
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) /X/
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             None.
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                       6,085,539
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        None.
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8                SHARED DISPOSITIVE POWER:                                  6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                             6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*                  N/A
                                                                                                                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       8.6%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                PN
----------------------    -------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 20 Pages

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                832914 10 5                            13G                                            Page 3 of 20
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 USN COLLEGE MARKETING, Inc.

                          I.R.S. IDENTIFICATION NO.                                06-1255383
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) /X/
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                               Delaware
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             None.
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                       6,085,539
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        None.
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8                SHARED DISPOSITIVE POWER:                                  6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                             6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*                  N/A
                                                                                                                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       8.6%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                CO
----------------------    -------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 20 Pages

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                832914 10 5                            13G                                            Page 4 of 20
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 Mortimer B. Zuckerman
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) /X/
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                      United States of America
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             None.
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                       6,085,539
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        None.
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8                SHARED DISPOSITIVE POWER:                                  6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                             6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*                  N/A
                                                                                                                   /x/
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       8.6%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                IN
----------------------    -------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 20 Pages

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                832914 10 5                            13G                                            Page 5 of 20
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 MBZ Trust of 1996
                          I.R.S. IDENTIFICATION NO.                                ###-##-####
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) /X/
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                     Commonwealth of Massachusetts
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             None.
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                       6,085,539
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        None.
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8                SHARED DISPOSITIVE POWER:                                  6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                             6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*                  N/A
                                                                                                                   /x/
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       8.6%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                OO
----------------------    -------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 20 Pages

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                832914 10 5                            13G                                            Page 6 of 20
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 Edward H. Linde
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) /X/
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                          United States of America
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                             None.
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                       6,085,539
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                        None.
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8                SHARED DISPOSITIVE POWER:                                  6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                             6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*                  N/A
                                                                                                                   / /
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       8.6%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                IN
----------------------    -------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 20 Pages

-----------------------------------------------------------              --------------------------------------------------------
CUSIP No.                832914 10 5                            13G                                            Page 7 of 20
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                 Fred Drasner
                          I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------   -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*                                   (a) /X/
                                                                                                               (b) / /
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               CITIZENSHIP OR PLACE OF ORGANIZATION:                                          United States of America
----------------------    -------------------------------------------------------------------------------------------------------

      NUMBER OF                  5                SOLE VOTING POWER:                                         1,125,303
       SHARES             -------------------     -------------------------------------------------------------------------------

     BENEFICIALLY                6                SHARED VOTING POWER:                                       6,085,539
      OWNED BY            -------------------     -------------------------------------------------------------------------------

        EACH                     7                SOLE DISPOSITIVE POWER:                                    1,125,303
      REPORTING           -------------------     -------------------------------------------------------------------------------

     PERSON WITH                 8                SHARED DISPOSITIVE POWER:                                  6,085,539
----------------------    -------------------------------------------------------------------------------------------------------
         9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                             7,210,842
----------------------    -------------------------------------------------------------------------------------------------------
         10               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:*                  N/A
                                                                                                                   /x/
----------------------    -------------------------------------------------------------------------------------------------------
         11               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                       10.1%
----------------------    -------------------------------------------------------------------------------------------------------
         12               TYPE OF REPORTING PERSON:                                                                IN
----------------------    -------------------------------------------------------------------------------------------------------

*SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 7 of 20 Pages

ITEM 1.  IDENTITY OF ISSUER

           (a) The name of the issuer is Snyder Communications, Inc. (the "Issuer").

           (b) The address of the Issuer's principal executive office is 6903 Rockledge Drive, 15th Floor, Bethesda, MD 20817.

ITEM 2.  IDENTITY OF PERSON FILING

           (a)        Name of Persons Filing:

                      USN College Marketing, L.P.
                      USN College Marketing, Inc.
                      Mortimer B. Zuckerman
                      MBZ Trust of 1996
                      Edward H. Linde
                      Fred Drasner

           (b)        Address of Principal Business Office or, if none,
                      Residence:

                      599 Lexington Avenue, Suite 1300
                      New York, New York  10022
                      (for USN College Marketing, L.P., USN College Marketing, Inc. and Mortimer B. Zuckerman)

                      c/o Boston Properties
                      8 Arlington Street
                      Boston, Massachusetts 02116
                      (for MBZ Trust of 1996 and Edward H. Linde)

                      450 West 33rd Street, 3d Floor
                      New York, New York  10001
                      (for Fred Drasner)

           (c)        Citizenship:

                      Delaware (for USN College Marketing, L.P., USN College Marketing, Inc.

                      United States (for Mortimer B. Zuckerman, Edward H. Linde and Fred Drasner)

                      Massachusetts (for MBZ Trust of 1996)


                               Page 8 of 20 Pages

           (d) - (e)  This report covers the Issuer's SNC Common Stock, par value $.001 per share (the "SNC Common Stock"). The CUSIP number of the SNC Common Stock is 832914 10 5.

ITEM 3.

           Not applicable.

ITEM 4. OWNERSHIP

           (a)        Amount Beneficially Owned as of December 31, 1999:

                      6,085,539 shares (for USN College Marketing, L.P., USN College Marketing, Inc., Mortimer Zuckerman, MBZ Trust of 1996, Fred Drasner and Edward H. Linde)

                      1,125,303 shares (for Fred Drasner - sole)

           (b) Percent of Class based on 70,989,357 shares outstanding as of December 31, 1999:

                      8.6% (for shared voting power of USN College Marketing, L.P., USN College Marketing, Inc., Mortimer Zuckerman, MBZ Trust of 1996, Fred Drasner and Edward H. Linde)

                      10.1% (for Fred Drasner - sole and shared)

           (c)        Number of shares as to which such person has:

                      (i)    Sole power to vote or direct the vote:

                      1,125,303 shares (for Fred Drasner)

                      (ii)   Shared power to vote or direct the vote:

                      6,085,539 shares (for shared voting power of USN College Marketing, L.P., USN College Marketing, Inc., Mortimer Zuckerman, Fred Drasner MBZ Trust of 1996, Fred Drasner and Edward H. Linde)

                      (iii) Sole power to dispose or to direct the disposition of:

                      1,125,303 shares (for Fred Drasner)

                      (iv) Shared power to dispose or direct the disposition of:


                               Page 9 of 20 Pages

                      6,085,539 shares (for shared voting power of USN College Marketing, L.P., USN College Marketing, Inc., Mortimer Zuckerman, MBZ Trust of 1996, Fred Drasner and Edward H. Linde)



                     The shares shown in this Item 4 consist of 1,125,303 shares held by Fred Drasner directly or through F.D. Sutton, LLC, a Delaware limited liability company of which Mr. Drasner is the sole member ("F.D. Sutton"), over which Mr. Drasner has sole power to vote and sole power to dispose, and 6,085,539 shares held by USN College Marketing, L.P. ("USN L.P."), a limited partnership of which USN College Marketing, Inc. ("USN Inc."), a Delaware corporation, is the sole general partner and Fred Drasner is the sole limited partner. Mortimer B. Zuckerman holds one third of the shares of USN Inc. and is its sole director. Mr. Drasner is the President of USN Inc. MBZ Trust of 1996 owns two-thirds of the shares of USN Inc. Edward H. Linde is the sole trustee of MBZ Trust of 1996. Each of USN L.P., USN Inc., Messrs. Zuckerman, Drasner and Linde and MBZ Trust of 1996 may be deemed to share the power to vote and to dispose of the 6,085,539 shares held by USN L.P.

                     Of the 6,085,539 shares held by USN L.P. at December 31, 1999, 4,860,236 shares were attributable to USN Inc.'s partnership interest in USN L.P. and 1,225,303 shares were attributable to Mr. Drasner's partnership interest in USN L.P. Mr. Drasner disclaims beneficial ownership of all shares reported on this Schedule except for the 1,125,303 shares held by him directly or through F.D. Sutton and the 1,225,303 shares attributable to his partnership interest in USN L.P. Mr. Zuckerman disclaims beneficial ownership of all shares reported on this Schedule except for 1,620,078 shares attributable to his one-third interest in USN Inc. MBZ Trust of 1996 disclaims beneficial ownership of all shares reported on this Schedule except 3,240,158 shares attributable to its two-thirds interest in USN Inc. Mr. Linde disclaims beneficial ownership of all shares reported on this Schedule.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.


                              Page 10 of 20 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           See Exhibit 1.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10. CERTIFICATION

           Not applicable.



                              Page 11 of 20 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated: March 8, 2000



                                     USN COLLEGE MARKETING, L.P.

                                     By:    USN College Marketing, Inc.,
                                            its General Partner



                                     By:     /s/ Fred Drasner
                                        ------------------------------------
                                        Name:    Fred Drasner
                                        Title:   President



                              Page 12 of 20 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated:  March 8, 2000



                                     USN COLLEGE MARKETING, INC.


                                     By:     /s/ Fred Drasner
                                        ------------------------------------
                                        Name:    Fred Drasner
                                        Title:   President



                              Page 13 of 20 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated:  March 8, 2000







                                              By: /s/ Mortimer B. Zuckerman
                                                 ------------------------------
                                                      Mortimer B. Zuckerman


                              Page 14 of 20 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated:  March 8, 2000



                                      MBZ TRUST  OF 1996




                                      By: /s/ Mortimer B. Zuckerman
                                         ------------------------------
                                              Mortimer B. Zuckerman



                              Page 15 of 20 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated:  March 8, 2000







                                           By:   /s/ Edward H. Linde
                                              ---------------------------------
                                                     Edward H. Linde



                              Page 16 of 20 Pages

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Dated:  March 8, 2000






                                              By:   /s/ Fred Drasner
                                                 ------------------------------
                                                        Fred Drasner



                              Page 17 of 20 Pages

                                 EXHIBIT INDEX
                                 -------------

Exhibit Number      Description
--------------      -----------

EXHIBIT 1           Members of a group filing this Schedule 13G.

EXHIBIT 2           Joint Filing Agreement